EXHIBIT 99.1
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ATLAS MINERALS INC.                               NEWS RELEASE
2323 S. Troy Street                               01-2
Bldg. 5-210                                       OTC (Pink Sheets): ATMR
Aurora, Colorado 80014                            6.1 million shares outstanding
Tel:   303-306-0823                               September 17, 2001
Fax:   303-306-1139



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               ATLAS ANNOUNCES CHANGES IN MANAGEMENT AND THE BOARD

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Denver,  Colorado - Atlas  Minerals Inc. (the  "Company") is pleased to announce that four new directors and one prior director have been elected to the Board of Directors of the Company by its shareholders at its annual meeting held on Friday, September 7, 2001. Newly elected directors are: Gary E. Davis, David Groshoff, Robert Miller and H.R. (Roy) Shipes. Douglas Cook was re-elected to the Board. Messrs. Groshoff and Miller are affiliated with Atlas' two largest shareholders, Pension Benefit Guaranty Corporation and Lindner Growth and Income Fund respectively. Mr. Shipes is the Company's third largest shareholder. Mr. Davis is a former President and Director of Atlas (1995-1996). Mr. Cook, a prior member of the Board and consulting geologist, was previously the Chairman of Atlas (1996-1998).

The Board elected Gary E. Davis as Chairman and Corporate Secretary and Roy Shipes as President and Chief Executive Officer.

With this change, control of Atlas' Board of Directors transfers from its present management to a group nominated by its largest shareholders. The new Board contemplates no immediate change in Atlas' business or policies but will immediately conduct a diligent review of all Company assets with a view to maximizing value to the shareholders. This will include a review of the status of the Andacaba mine located in Bolivia, which has been the primary asset of the Company's wholly-owned subsidiary, Arisur Inc. In March 2001, the Company announced that it had ceased all operations of the mine.

The Company has also acquired the legal rights to the name "Atlas Corporation" in Colorado and is considering a change to operate under this name.

Atlas is a mining exploration and development company with properties in Nevada and Oregon.

For further information contact H.R. (Roy) Shipes, Chief Executive Officer, at 520-889-2040.


                        On behalf of Atlas Minerals Inc.
                              "H.R. ("Roy") Shipes"
                                CEO and President


THE STATEMENTS CONTAINED IN THIS RELEASE, THAT ARE NOT HISTORICAL FACTS, ARE FORWARD-LOOKING STATEMENTS UNDER THE FEDERAL SECURITIES LAW. THESE FORWARD-LOOKING STATEMENTS ARE NO GUARANTEE OF FUTURE PERFORMANCE, AND INVOLVE CERTAIN RISKS, UNCERTAINTIES AND PRESUMPTIONS THAT ARE DIFFICULT TO PREDICT. ACTUAL OUTCOMES AND RESULTS MAY DIFFER MATERIALLY FROM WHAT IS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. THE COMPANY TAKES NO OBLIGATION TO UPDATE PUBLICLY ANY FORWARD-LOOKING STATEMENTS, WHETHER AS THE RESULT OF NEW
INFORMATION, FUTURE EVENTS OR OTHERWISE. THIS RELEASE IS NOT AN OFFER OF SECURITIES FOR SALE IN THE UNITED STATES; SECURITIES MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES WITHOUT REGISTRATION OR AN EXEMPTION FROM REGISTRATION.